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                                                                    EXHIBIT 23.4

                         CONSENT OF INDEPENDENT AUDITORS

The Partners
MinnTex Investment Partners LP:

We consent to incorporation by reference in the registration statements (Numbers 333-10345, 333-48671, 333-59333, 333-00623 and 33-09485) on Forms S-3 and S-8 of
FirstCity Financial Corporation, of our report dated February 17, 2003, with respect to the balance sheet of MinnTex Investment Partners LP as of December 31, 2002, and the related statements of operations, changes in partners' capital, and cash flows for the period March 11, 2002 (date of inception) through December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of FirstCity Financial Corporation.


KPMG LLP

Dallas, Texas
April 15, 2003